Exhibit 99.2

Stockgroup Information Systems Inc.
Unaudited Pro Forma Consolidated Financial Statements

On January 31, 2007, Stockgroup Information Systems Inc. (“Stockgroup”) completed its acquisition of the Mobile Finance Division (“MFD”) of Telecommunications Systems Inc (“TCS”) under a Purchase Agreement dated January 24, 2007.

The following unaudited pro forma consolidated balance sheet and statement of operations give effect to the purchase transaction pursuant to the Purchase Agreement. This business combination is accounted for using the purchase method of accounting.

Pro forma adjustments and the assumptions on which they are based are described in the accompanying notes to the pro forma consolidated financial statements. The accompanying pro forma consolidated balance sheet as of December 31, 2006 contains those pro forma adjustments necessary to reflect the business combination as if it was consummated on that date. The accompanying pro forma consolidated statement of operations for the year ended December 31, 2006 contain those pro forma adjustments necessary to reflect the business combination as if it was consummated on January 1, 2006. The unaudited pro forma consolidated financial statements should be read in conjunction with those financial statements and notes thereto appearing in Stockgroup’s Form 10-KSB and the financial statements and notes of MFD as presented herein for the year ended December 31, 2006. The unaudited pro forma consolidated financial statements have been prepared for informational purposes only. The unaudited pro forma consolidated financial statements do not purport to be indicative of the results which would have actually been attained had the business combination been consummated on the dates indicated or of the results which may be expected to occur in the future.

Forward Looking Statements

This discussion contains forward-looking statements based on our current expectations, assumptions, estimates and projections about our company and our industry. These forward-looking statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Factors Affecting our Business” that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur.

All dollar amounts refer to US dollars unless otherwise indicated.

Stockgroup Information Systems Inc.
Unaudited Pro Forma Consolidated Balance Sheet
As at December 31, 2006
(Expressed in U.S. Dollars)

			Pro forma		Pro forma
	Stockgroup	MFD	adjustments	Notes	Consolidated
ASSETS
Current assets:
Cash	$2,013,075	$1,061,479	$(1,061,479)	a	$2,013,075
Accounts receivable, net	814,047	1,247,480			2,061,527
Prepaid expenses and other current assets	185,719	328,905			514,624
Total current assets	3,012,841	2,637,864	(1,061,479)		4,589,226

Property and equipment, net	447,411	148,202			595,613
Software development costs, net	-	757,409	(757,409)	b	-
Unallocated purchase price	-	-	1,623,214	c	1,623,214
Other assets	-	300,880			300,880
Total assets	$3,460,252	$3,844,355	$(195,674)		$7,108,933

LIABILITIES AND SHAREHOLDERS’
EQUITY
Current liabilities:
Accounts payable	$425,816	$532,343			$958,159
Accrued liabilities	472,522	1,206,453	$220,000	d	1,898,975
Accrued compensation	175,559	61,835			237,394
Customer deposits	-	288,389			288,389
Deferred revenues	810,273	499,661			1,309,934
Capital lease obligations	130,380	-			130,380
Total current liabilities	2,014,550	2,588,681	220,000		4,823,231

Long-term capital lease obligations	97,205	-			97,205
Long-term deferred revenues	64,936	-			64,936
Total liabilities	2,176,691	2,588,681	220,000		4,985,372

Shareholders’ equity:
Common stock	13,793,188	-	840,000	e	14,633,188
Net cash investment in division	-	11,366,128	(1,061,479)	a
			(10,304,649)	f	-
Additional paid-in capital	3,394,390	-			3,394,390
Accumulated deficit	(15,904,017)	(10,109,845)	10,109,845	g	(15,904,017)
Accumulated other comprehensive loss	-	(609)	609	h	-
Total shareholders’ equity	1,283,561	1,255,674	(415,674)		2,123,561
Total liabilities and shareholders’ equity	$3,460,252	$3,844,355	$(195,674)		$7,108,933

See accompanying notes to unaudited pro forma consolidated financial statements.

Stockgroup Information Systems Inc.
Unaudited Pro Forma Consolidated Statement of Operations
For the year ending December 31, 2006
(Expressed in U.S. Dollars, except number of common shares)

			Pro forma		Pro forma
	Stockgroup	MFD	adjustments	Notes	Consolidated

REVENUES
Advertising services	$4,233,702	-			$4,233,702
Financial software and content systems	3,532,426	$6,847,526			10,379,952
	7,766,128	6,847,526			14,613,654

OPERATING COSTS AND
EXPENSES
Cost of revenues	2,258,970	3,864,304			6,123,274
Sales and marketing	3,041,307	1,451,141			4,492,448
Research and development	683,776	71,076			754,852
General and administrative	2,403,767	2,060,428			4,464,195
Reorganization costs	-	888,701			888,701
Depreciation and amortization	217,102	1,285,629	(1,153,490)	i	349,241
Impairment of goodwill	-	4,211,000	(4,211,000)	j	-
TOTAL OPERATING EXPENSES	8,604,922	13,832,279	(5,364,490)		17,072,711

Loss from operations	(838,794)	(6,984,753)	5,364,490		(2,459,057
Interest and other income, net	51,587	15,821			67,408
Loss before provision for income taxes	(787,207)	(6,968,932)	5,364,490		(2,391,649)
Provision for income taxes	3,990	-			3,990
Net loss	$(791,197)	$(6,968,932)	$5,364,490		$(2,395,639)

Net loss per common share	$(0.02)				$(0.07)

Common shares used in computing net
loss per common share	33,910,350		1,500,000		35,410,350

See accompanying notes to unaudited pro forma consolidated financial statements.

Notes to Unaudited Pro Forma Consolidated Financial Statements
(Expressed in U.S. Dollars, except number of common shares)

(1) BASIS OF PRESENTATION
The unaudited pro forma consolidated balance sheet reflects the historical financial position of Stockgroup Information Systems Inc. (“Stockgroup”) and Mobile Finance Division, a division of TeleCommunications Systems, Inc. (“MFD”) at December 31, 2006, with pro forma adjustments as if the business combination described in note 2 below had taken place on December 31, 2006. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2006 reflects the historical results of operations of Stockgroup and MFD, with pro forma adjustments based on the assumption the business combination was effective January 1, 2006. These unaudited proforma financial statements have been prepared by Stockgroup’s management in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”).

(2) DESCRIPTION OF TRANSACTION
On January 25, 2007, Stockgroup announced that it had entered into a formal Purchase Agreement with TeleCommunication Systems, Inc. (“TCS”) pursuant to which Stockgroup agreed to issue to TCS 1,500,000 common shares in the capital of Stockgroup and to assume some TCS liabilities in exchange for certain assets of TCS that make up its Mobile Finance Division. The Purchase Agreement closed on January 31, 2007.

The acquisition has been accounted for using the purchase method of accounting with Stockgroup being identified as the acquirer and MFD as the acquiree. In 2007, Stockgroup will complete an exercise to value the identifiable assets and liabilities acquired, including any goodwill that may arise in the acquisition and therefore has not yet determined the fair value of all identifiable assets and liabilities acquired, the amount of the purchase price that may be allocated to goodwill, or the complete impact of applying purchase accounting on the statement of operations. Therefore, after reflecting the pro forma purchase adjustments identified to date, the excess of the purchase consideration over the adjusted book values of MFD’s assets and liabilities has been presented as “unallocated purchase price”. On completion of valuations, with a corresponding adjustment to the historic carrying amounts of property and equipment, or on recording of any finite life intangible assets on acquisition, these adjustments will impact the measurement of amortization recorded in Stockgroup’s consolidated statement of operations for periods after the date of acquisition. No pro forma adjustments have been reflected for any changes in deferred tax assets or liabilities that would result from recording MFD’s identifiable assets and liabilities at fair value as the process of estimating the fair value of identifiable assets and liabilities is not complete.

Notes to Unaudited Pro Forma Consolidated Financial Statements (continued)
(Expressed in U.S. Dollars, except number of common shares)

Preliminary Purchase Price:
1,500,000 common shares of Stockgroup	$840,000
Acquisition costs	220,000
Total preliminary purchase price	$1,060,000

The fair value of the 1,500,000 common shares issued was determined based on the Company’s common share price of $0.56, representing the average closing price of the Company’s shares for the two days before, the day of, and two days after the date of announcement. The purchase price may be increased by up to $500,000, payable in cash, if certain performance requirements are achieved.

The preliminary purchase price has been allocated to the acquired tangible and intangible assets and liabilities as follows:

Net Assets Acquired:
Accounts receivable	$1,398,754
Prepaid and other current assets	212,035
Property and equipment, net	145,169
Other assets	358,000
Accounts payable	(587,687)
Accrued liabilities	(1,157,724)
Accrued compensation	(89,850)
Customer deposits	(298,558)
Deferred revenues	(543,353)
Unallocated purchase price	1,623,214
Total net assets acquired	$1,060,000

The pro forma does not reflect amortization of the unallocated purchase price since the valuation has not been completed. Notwithstanding the independent valuation process, management expects the unallocated purchase price will likely include Intellectual Property, Customer Relationships, Exchange Agreements and Goodwill. If the full amount of the unallocated purchase price is allocated to limited life intangible assets with an average estimated life ranging from two to four years, the annual amortization would range from approximately $400,000 to $800,000. If the full amount of the unallocated purchase price was allocated to limited life intangible assets with a shorter life, amortization would increase, which would increase the net loss.

(3) ACCOUNTING POLICY DIFFERENCES

The accounting policies used in the preparation of these unaudited pro forma consolidated financial statements are those set out in Stockgroup’s audited consolidated financial statements for the year ended December 31, 2006. In preparing the unaudited pro forma consolidated financial statements, a review was undertaken to identify MFD’s accounting policy differences where the impact was potentially material and could be reasonably estimated. Further accounting differences may be identified in the future. The significant accounting policies of Stockgroup conform in all material respects to those of MFD.

Notes to Unaudited Pro Forma Consolidated Financial Statements (continued)
(Expressed in U.S. Dollars, except number of common shares)

(4) PRO FORMA ADJUSTMENTS TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Pro Forma Consolidated Balance Sheet – December 31, 2006:

A summary of pro forma adjustments required to give effect to the acquisition of MFD as of December 31, 2006 are as follows:

a)	Adjustments have been made pursuant to the purchase agreement whereby the $1,061,479 of the cash held by TCS at year end was used to partially repay TCS’s net investment in the division.

b)	An adjustment in software development costs by $757,409 to eliminate this historical asset of MFD since this asset will be revalued on acquistion

c)	An adjustment of $1,623,214 was made to reflect the unallocated purchase price.

d)	An adjustment of $220,000 was made to accrued liabilities to record estimated transaction costs relating to the acquisition of MFD.

e)	An adjustment of $840,000 to increase common stock to record the fair value of the 1,500,000 common shares of Stockgroup issued in respect of the acquisition.

f)	An adjustment of $10,304,649 was made to eliminate TCS remaining cash investment in the division.

g)	An adjustment of $10,109,845 was made to eliminate MFD’s historic accumulated deficit.

h)	An adjustment of $609 was made to eliminate MFD’s historic accumulated other comprehensive loss.

Pro Forma Consolidated Statement of Operations – Year ended December 31, 2006:

A summary of pro forma adjustments required to give effect to the acquisition of MFD as of January 1, 2006 are as follows:

i)	An adjustment of $1,153,490 to eliminate MFD’s historical amortization of other intangible assets and software development costs as these assets will be revalued on acquisition.

j)	An adjustment of $4,211,000 to eliminate MFD’s impairment of goodwill since this asset will be revalued on acquistion.

The unaudited pro forma consolidated statement of operations for the year ended December 31, 2006 does not purport to be indicative of the results which would have actually been attained had the business combination been consummated on January 1, 2006, or of the results which maybe expected to occur in the future. MFD incurred certain restructuring costs in 2006 relating to the closure of its UK data centre and the elimination of redundant sales staff as agreed to by Stockgroup and TCS before the purchase agreement was finalized. MFD also incurred other expenses in 2006 relating to sales and marketing and general and administrative which are not expected to be incurred in the future. These costs have not been adjusted for as they are not fully determinable at this time.